SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A/A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the U.S. Securities and Exchange Commission that it is amending and adopting as its own the notification of registration of Franklin Value Investors Trust, a Massachusetts business trust, under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of registration submits the following information:

Name:             FRANKLIN VALUE INVESTORS TRUST

Address of Principal Business Office (No. & Street, City, State, Zip Code):

            One Franklin Parkway, San Mateo, California  94403-1906

Telephone Number (including area code):

            (650) 312-2000

Name and Address of Agent for Service of Process:

            Craig S. Tyle

            One Franklin Parkway, San Mateo, CA  94403-1906

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940, as amended, concurrently with the filing of Form N-8A:

            YES     [X]*    NO      [_]

* In connection with a reorganization changing domicile from Massachusetts to Delaware, the registrant, Franklin Value Investors Trust, a Delaware statutory trust, filed with the U.S. Securities and Exchange Commission an amendment to the registration statement of Franklin Value Investors Trust, a Massachusetts business trust, under and pursuant to the provisions of Section 8(b) of the Investment Company Act of 1940, as amended, on October 30, 2015, amending and adopting such registration statement as the registrant’s own pursuant to Rule 414 under the Securities Act of 1933, as amended.  The amendment is effective on November 2, 2015.

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SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of San Mateo, and the State of California on the 30th day of October 2015.

            FRANKLIN VALUE INVESTORS TRUST

            By:      /s/STEVEN J. GRAY

                        (signature)

            Name:  Steven J. Gray

Title:   Secretary

            Attest: /s/LORI A. WEBER

                        (signature)

Name:  Lori A. Weber

Title:   Vice President

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